Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

FirstEnergy Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.10 per share	457(c) and 457(h)	8,000,000	$38.475	$307,800,000	$92.70 per $1,000,000	$28,534.00

	Total Offering Amounts					$307,800,000		$28,534.00

	Total Fee Offsets							—

	Net Fees Due							$28,533.00

(1)

Represents the number of shares of common stock, par value $0.10 per share (“Common Stock”), of FirstEnergy Corp. (the “Registrant”), deliverable pursuant to the FirstEnergy Corp. Savings Plan, as amended (the “Plan”), formerly known as the Ohio Edison System Savings Plan, being registered hereon.

(2)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional Common Stock as may become deliverable pursuant to any anti-dilution provisions of the Plan. In addition, pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminable amount of plan participation interests to be offered or sold pursuant to the Plan.

(3)

Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(c) and (h) of the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on August 5, 2022, within five business days prior to filing.